LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "Agreement") is made and entered into effective as of the August 1, 2017 (the "Effective Date"), by and among **T3T, INC.**, a Nebraska corporation (the "Company"), and **NurSori, INC**, a Nevada limited liability company ("Licensee").

RECITALS

A. Company has developed, and expects to continue to develop, certain Company Intellectual Property, as defined in this Agreement, which Company desires to license to Licensee on an exclusive basis in connection with its design and sale of baby monitoring equipment (the "Business"), subject to the terms and conditions set forth in this Agreement.

B. Company has other assets that it desires to license to Licensee on an exclusive basis in connection with the Business, subject to the terms and conditions set forth in this Agreement.

C. As part of the consideration to be paid for such license, the Company desires Licensee to pay the principal due, and the interest accruing, pursuant to that certain Business Loan Agreement dated February 26, 2015, the promissory note and other loan documents (collectively, the "Bank Documents") relating to that certain Loan No. 215000361 in the original principal amount of $665,000 (the "Loan") from United Republic Bank (the "Bank") to the Company.

D. Licensee wishes to obtain an exclusive license to use the Company Intellectual Property, subject to the terms and conditions set forth in this Agreement.

E. The parties hereto have entered into this Agreement in order to state their mutual understandings, covenants and agreements with respect to use of the Company Intellectual Property.

NOW THEREFORE, in consideration of the mutual covenants and agreements made herein, the parties hereby agree as follows:

ARTICLE I
LICENSE GRANTS

Section 1.01. License Grant. Subject to Licensee's compliance with the terms of this Agreement, Company hereby grants to Licensee and its affiliates an irrevocable, unrestricted, worldwide, sub-licensable, and exclusive right and license in and to the Company Intellectual Property to make, have made, import, use, offer for sale, sell and otherwise dispose of the products and technology pertaining thereto or arising therefrom, and to use, copy, reproduce, store, modify, disclose, make derivative works of, distribute directly or indirectly, arrange, display and otherwise exploit such Company Intellectual Property. Where such Company Intellectual Property is information, documents (either tangible or intangible), data, designs, processes, software, firmware, source-code, know-how, trade secrets, or works of authorship, Company agrees to deliver copies or descriptions thereof to Licensee.

Section 1.02. Other Asset License Grant. Company hereby grants to Licensee and its affiliates an irrevocable, unrestricted, worldwide, sub-licensable, and exclusive right and license in and to all of the Company's assets, whether tangible or intangible, to use, exploit, improve, develop, practice, and otherwise employ the Company procedures, practices, methods, standards, information and information systems, processes and other assets for operation of the Business (collectively, the "Company Assets").

Section 1.03. Use of Assets. For the avoidance of doubt, Licensee can use the Company Intellectual Property and Company Assets anywhere in the world to manufacture, assemble, have manufactured and assembled, market, distribute, use and sell products related to the Business.

ARTICLE II
FEES

Section 2.01. License Fee/Royalty. In consideration for the license granted in Article I of this Agreement, Licensee shall pay to Company the following fees:

(a) Beginning on August 1, 2017, a monthly licensing fee equal to [$17,512.40], due and payable on the 26th day of each month by wire transfer of immediately available funds to the account designated in writing by the Bank;

(b) Beginning on August 1, 2017 and for so long as Licensee is listed as an additional insured under the insurance policies, a monthly licensing fee equal to the cost of such insurance (not to exceed $4,963.00 per month), due and payable on the first business day of each month;

(c) Such other licensing fees as may be mutually agreed by the parties.

Section 2.02. Option to Buy. At any time on or prior to the end of the Term (as defined below) of this Agreement (the "Option Period"), Licensee shall have the right (the "Option") to acquire all right, title and interest in and to the Company Intellectual Property and Company Assets from Company for a one-time payment of $10.00, plus an amount necessary to repay the Loan in full. Licensee shall exercise such right by providing notice prior to the end of the Option Period of its intent to exercise the Option. Upon payment of such $10.00 option fee to the Company, and repayment in full of the Loan (if the Loan is still outstanding) to the Bank, the parties shall execute all documentation necessary to affect the transfer of all of Company's right, title and interest in and to the Company Intellectual Property and Company Assets to Licensee.

ARTICLE III
INTELLECTUAL PROPERTY

Section 3.01. Intellectual Property. As used in this Agreement, "Intellectual Property that pertains to the Oxygen Monitor" means any and all technologies, inventions, discoveries, concepts, developments, enhancements, improvements, creative works and information and data, including but not limited to products, designs, drawings, prototypes, useful ideas, components, hardware, software (including source code), firmware (including source code), methods, manufacturing equipment and processes, tooling, testing equipment and processes, inventions (whether or not patentable), patents, copyrights, product manuals, works of authorship, know-

how, trade secrets, trademarks, service marks, and domain names existing as of the date of this Agreement. All rights, title and interest in any Intellectual Property owned by the Company is referred to collectively herein as "Company Intellectual Property that pertains to the Oxygen Monitor."

Section 3.02. Ownership. Licensee hereby acknowledges Company's right, title and interest in and to the Company Intellectual Property and the Company Assets and agrees not to claim any title to the Company Intellectual Property or Company Assets except as permitted by this Agreement. This Agreement does not transfer any ownership interest in the Company Intellectual Property or Company Assets to Licensee.

Section 3.03. Assistance. Each party shall, during the Term of this Agreement and after termination hereof, give the other party reasonable assistance, including prompt execution and delivery of all documents such other party may request from time to time to exercise such party's rights under this Agreement.

Section 3.04. Compliance. Licensee will comply with all applicable laws, regulations and customs and obtain any required government approvals pertaining to the use of the Company Intellectual Property and Company Assets under this Agreement.

ARTICLE IV
ENHANCEMENTS

Section 4.01. Enhancement. Licensee will have the right to make improvements, modifications, derivative works, and other enhancements of the Company Intellectual Property. All rights, title and interest in and to any improvement, modification, discovery, process, know-how, derivative work, or other enhancement (the "Enhancements") developed by Licensee, in whole or in part, either alone or jointly with others, during the Term of this Agreement or which result, to any extent, from the work performed by third parties for the Licensee, or any use of the Company Intellectual Property or Company Assets, the Licensee premises or property, are the sole and exclusive property of Licensee. The provisions of this Section will apply to all Intellectual Property which is conceived or developed by Licensee or its agents during the Term, and whether or not further development or reduction to practice may take place after termination of this Agreement.

Section 4.02. Enhancement Registrations. Company agrees to assist Licensee, or its designee, at the Licensee's expense, in every proper way to secure Licensee's rights in the Enhancements in any and all countries, including the disclosure to Licensee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Licensee shall deem necessary in order to apply for and obtain such rights or other intellectual property rights relating thereto. Company agrees that Company's obligation to execute or cause to be executed, when it is in Company's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

Section 4.03. Binding Effect. The terms of this Section shall be binding upon Company and will inure to the benefit of Licensee, and its respective successors and assigns (including any acquirer of Licensee).

ARTICLE V
ENFORCEMENT OF RIGHTS

Section 5.01. Obtaining and Enforcing Company Intellectual Property Rights. Company shall obtain and enforce patents, copyrights, trademarks or other proprietary rights with respect to Company Intellectual Property and Company Assets. Licensee agrees to assist Company to obtain and enforce such patents, copyrights, trademarks and other proprietary rights and will execute all documents reasonably necessary or appropriate for this purpose. This obligation will survive the termination of this Agreement.

Section 5.02. Patent and Copyright Registrations. Company agrees to secure, or to assist Licensee in securing, at the Licensee's expense, in every proper way, Company's rights in Company Intellectual Property in any and all countries, including the disclosure to Licensee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Licensee shall deem reasonably necessary in order to apply for and obtain such rights or other intellectual property rights relating thereto. Company further agrees that Company's obligation to execute or cause to be executed, when it is in Company's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

Section 5.03. Power of Attorney. If Licensee is unable for any reason, after providing Company with a written request, to secure Company's signature to apply for or to pursue any application for any United States or foreign patent or copyright registrations covering any Company Intellectual Property or Enhancement, then Licensee may notify Company in writing of its intentions to pursue such application itself. Upon notification, to the extent Company elects not to pursue such applications, Company hereby irrevocably designates and appoints Licensee and its duly authorized officers and agents as Company's agent and attorney in fact, to act for and in Company's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Company.

Section 5.04. Infringement. Each party agrees to the following obligations with respect to any infringement claims:

(a) Notification. Each party shall promptly notify the other party of any infringement or unauthorized use of the Company Intellectual Property by others of which such party becomes aware. Licensee shall have the right to notify the third party of the infringement, bring any action on account of any such infringement or unauthorized use joining Company as a party plaintiff to such suit and enter into a settlement with the third party. Company shall cooperate with Licensee, as Licensee may request, in connection with any such action brought by Licensee. Licensee shall pay for the cost of prosecuting any such action. Any and all damages, settlement and/or compensation paid in connection with any such action brought by Licensee shall be retained by Licensee. In the event Licensee elects, not to notify a third party of the infringement or unauthorized use of the Company Intellectual Property, then Company may have the right to notify the third party of the infringement, bring any action on account of any such infringement or unauthorized use joining Licensee as a party plaintiff

to such suit and enter into a settlement with the third party. In such event Licensee shall cooperate with Company, as Company may reasonably request, in connection with any such action brought by Company. Company shall pay for the cost of prosecuting any such action. Any and all damages, settlement and/or compensation paid in connection with any such action brought by Company shall be retained by Company.

(b) Settlement. Licensee shall have the right, at its expense, to defend and settle for other than money damages any action that may be commenced against Company or Licensee alleging that the Company Intellectual Property infringes any rights of third parties. In the event Licensee elects, not to defend and settle for other than money damages any action that may be commenced against Company or Licensee alleging that the Company Intellectual Property infringes any rights of third parties, Company shall have the right, at its expense, to take such action.

ARTICLE VI
CONFIDENTIALITY

Section 6.01. Confidentiality.

(a) Confidential Information. For purposes of this Agreement the term "Confidential Information" means all information (oral, written, visual or otherwise) that: (i) a disclosing party endeavors to keep secret; (ii) has commercial value to the disclosing party, and/or (iii) is of such a nature that its unauthorized disclosure would be of economic value to the competitors of the disclosing party or otherwise detrimental to the interest of the disclosing party, including, without limitation, Company Intellectual Property. Confidential Information does not include information that (x) is in or enters the public domain other than by breach of this Agreement; or (y) is known or becomes known to the receiving party from a source other than the disclosing party.

(b) Retention and Return. The receiving party agrees that all Confidential Information is confidential to and the exclusive property of the disclosing party.

(c) Non-Disclosure or Use. Each party will maintain, and cause its directors, managers, equity holders, employees, contractors, agents and representatives to maintain, the disclosing party's Confidential Information in strict confidence and not disclose such Confidential Information, except as may be necessary for the performance of the receiving party's obligations under this Agreement, for compliance with legal requirements, or in connection with the exercise of protected rights. The receiving party agrees to use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the disclosing party's Confidential Information from use or disclosure other than as permitted by this Agreement. If the receiving party becomes legally compelled to disclose any Confidential Information, such party will promptly notify the disclosing party in writing so that the disclosing party may seek a protective order or other appropriate remedy or waive its rights under this Article. This Article will survive any termination or expiration of this Agreement.

(d) No Limitation of Rights. Nothing in this Section 6.01 shall limit or prejudice any rights of Company under the Nebraska Trade Secrets Act, Neb. Rev. Stat. Secs. 87-501 et seq., or any other applicable statutory or common law.

ARTICLE VII
TERM AND TERMINATION

Section 7.01. Term. This Agreement shall be effective, and binding on the parties hereto, as of the Effective Date. This Agreement shall continue until [February 26, 2020]. The period from the Effective Date until the effective date of termination is the "Term" of this Agreement.

Section 7.02. Termination.

(a) This Agreement shall automatically terminate upon purchase by Licensee of the Company Intellectual property and the Company Assets.

(b) If Licensee defaults on its payment obligations as set forth in Article II and such default is not remedied within thirty (30) calendar days after written notice specifying such default is received by the Licensee, then Company shall have the right to terminate this Agreement immediately by written notice to Licensee.

Section 7.03. Effects of and Procedure on Termination. Upon the termination of this Agreement and if Licensee fails to exercise the Option, all rights of Licensee under the licenses granted hereunder shall terminate and automatically revert to Company. Licensee shall immediately discontinue use of the Company Intellectual Property and Company Assets and shall no longer use or have the right to use the same; provided, however, Company may, in its sole discretion, allow Licensee a limited period to wind up its use of the Company Intellectual Property and Company Assets use in connection with the Business. Licensee acknowledges that its failure to cease the use of the Company Intellectual Property and Company Assets upon termination of this Agreement shall result in immediate and irreparable damage to Company and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is not adequate remedy at law for such failure and agrees that in the event of such failure Company shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 8.01. Mutual Representations and Warranties. Each party represents and warrants to the other party that: (a) it is duly organized, validly existing and in good standing as a corporation or other entity under the laws of the jurisdiction of its incorporation or other organization; (b) it has the full right, power and authority to enter into and perform its obligations and grant the rights, licenses, consents and authorizations it grants or is required to grant under this Agreement; (c) the execution of this Agreement by such party has been duly authorized by all necessary corporate or organizational action of such party; (d) when executed and delivered by both parties, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (e) the

execution, delivery, and performance of its obligations under this Agreement does not and will not contravene the terms of its organizational documents, or conflict with or result in any breach or contravention of any contractual obligation to which it is a party, and does not contravene any order, injunction, writ or decree of any governmental authority to which it or its property is subject.

Section 8.02. Company Representations and Warranties. Company represents and warrants to Licensee that (a) it has the sole, exclusive, and unencumbered ownership of all right, title and interest in and to the Company Intellectual Property and Company Assets; and (b) there are no rights, patents, copyrights or other intellectual property right of any third party that affects or will limit or adversely affect Licensee's ability to make, have made, import, use, offer for sale, sell, and otherwise dispose of products relating to the Business.

Section 8.03. Covenants of Company. Company hereby covenants and agrees:

(a) To the extent not paid by Licensee pursuant to this Agreement, the Company shall pay any and all principal, interest, fees, expenses and other obligations due and payable to the Bank under the Bank Documents promptly and, in any event, within one day of the date on which such principal, interest, fees, expenses and other obligations are due. The Company will take all actions necessary to remain in full compliance with all Bank Documents and shall refrain from taking or failing to take any action that would cause the Company to be in default under the Bank Documents.

(b) The Company shall pay any and all expenses and liabilities as and when due, and, in any event, within 10 days of the date on which such expense or liability is due;

(c) The Company shall maintain such insurance coverage as set forth in the Certificate of Insurance attached as Schedule A hereto and shall cause the Licensee to be at all times named as an additional insured under such insurance policies.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.01. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Nebraska (excluding its choice of law provisions) and shall be construed in a manner so as to conform with all applicable federal, state, and local laws and regulations.

Section 9.02. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, undertakings, contracts, promises, offers, representations and undertakings, whether written or oral, express or implied, with respect to the subject matter hereof, except as may be specifically set forth herein. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a

written instrument duly executed in the name of the party or parties making such amendment, alteration or modification.

Section 9.03. Headings. The headings set forth herein are for the purpose of convenient reference only, and shall have no bearing whatsoever on the interpretation of this Agreement.

Section 9.04. Notices. Any notice or other communication required or permitted by this Agreement shall be in writing and shall either be hand delivered, sent via overnight mail by a reputable overnight courier such as Federal Express, or sent postage prepaid by certified or registered mail, return receipt requested, addressed as follows:

If to Company:	T3T, INC. 13702 B. Street Omaha, NE 68144 Attn: Jeff Evans
If to Licensee:	NurSori, INC 13702 B. Street Omaha, NE 68144 Attn: Jeff Evans

or to such other addresses or persons as may be furnished from time to time in writing by one party to the other party. The notice shall be effective on the date of delivery if delivered by hand, the date of delivery as indicated on the receipt if sent via overnight mail, or the date indicated on the return receipt whether or not such notice is accepted by the addressee.

Section 9.05. Survival. Whether specifically identified or not, the obligations of the parties under this Agreement which by their nature or intent would continue beyond the expiration or termination of this Agreement shall survive any expiration or termination of this Agreement.

Section 9.06. Waiver. Any waiver of any provision hereof shall not be effective unless expressly made in writing executed by the party to be charged. The failure of any party to insist on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, and the obligations of the parties with respect thereto shall continue in full force and effect.

Section 9.07. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall, in the aggregate, be considered one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.08. Severability. If any provision or portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

Section 9.09. Additional Documents. Each of the parties hereto agrees to execute any document or documents that may reasonably be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement and to otherwise cooperate fully with such other party in connection with the performance of such party's obligations under this Agreement.

(*Signature page follows.*)

474779v12

IN WITNESS WHEREOF, the parties have duly executed this License Agreement as of the date first set forth above.

COMPANY:

T3T, INC., a Nebraska corporation

By: ______________________________
Name: Jeffrey M. Evans
Title: CEO

LICENSEE:

NurSori, INC, a Nevada corporation

By: ______________________________
Name: Jeffrey M. Evans
Title: CEO

<u>Schedule A</u>

Insurance

(*See attached*)

[To be provided]